As filed with the Securities and Exchange Commission on July 26, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SINA Corporation
(Exact name of Registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040, China
(Address of Principal Executive Offices)

2007 Share Incentive Plan
(Full title of the plan)

Charles Chao
Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040, China
(Name and address of agent for service)
(86-21) 6289 5678
(Telephone number, including area code, of agent for service)

Copy to:
David C. Lee
Orrick, Herrington & Sutcliffe LLP
1020 Marsh Road
Menlo Park, California 94025
(650) 614-7400
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of securities	Amount to be	offering price	aggregate	registration
to be registered	registered(1)	per share	offering price	fee
2007 Share Incentive Plan
Ordinary Shares, $0.133 par value	5,000,000 Shares	$45.45(2)	$227,250,000	$6,976.58

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities which become issuable under the 2007 Share Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average high ($46.05) and low ($44.85) sale prices of the ordinary shares as reported on the Nasdaq Global Select Market on July 23, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:
     (a) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Amendment No. 1, Amendment No. 2, and Amendment No. 3 on Forms 10-K/A to the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, in each case filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.
     (c) The description of the registrant’s ordinary shares contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on April 12, 2000 including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The registrant’s Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them. In addition, the registrant has entered into indemnification agreements with our directors and officers containing provisions which may require the registrant, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of U.S. law.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number
4.1	Rights Agreement dated as of February 22, 2005 between SINA Corporation and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.1 to the Company’s Report on Form 8-K filed on February 24, 2005 and incorporated herein by reference).

4.2	SINA Corporation 2007 Share Incentive Plan

5.1	Opinion of Maples and Calder.

23.1	Consent of Maples and Calder (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.

24.1	Powers of Attorney (included in signature page of this registration statement).
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;
          (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[Signature Pages Follow]

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai in the People’s Republic of China, on July 26, 2007.

SINA Corporation

By:	/s/ Charles Chao

Charles Chao
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Chao and Herman Yu, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this registration statement on
Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Chao Charles Chao	President, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2007

/s/ Herman Yu Herman Yu	Acting Chief Financial Officer (Principal Financial and Accounting Officer)	July 25, 2007

/s/ Yongji Duan Yongji Duan	Chairman of the Board	July 25, 2007

/s/ Yan Wang Yan Wang	Vice Chairman of the Board	July 25, 2007

/s/ Pehong Chen Pehong Chen	Director	July 25, 2007

/s/ Xiaotao Chen Xiaotao Chen	Director	July 25, 2007

/s/ Hurst Lin Hurst Lin	Director	July 25, 2007

/s/ Lip-Bu Tan Lip-Bu Tan	Director	July 25, 2007

/s/ Ter-Fung Tsao Ter-Fung Tsao	Director	July 25, 2007

/s/ Songyi Shang Songyi Zhang	Director	July 25, 2007

/s/ Yi-Chen Zhang Yi-Chen Zhang	Director	July 25, 2007

INDEX TO EXHIBITS

Exhibit
Number

4.1	Rights Agreement dated as of February 22, 2005 between SINA Corporation and American Stock Transfer & Trust Company, as Rights Agent (filed as Exhibit 4.1 to the Company’s Report on Form 8-K filed on February 24, 2005 and incorporated herein by reference).

4.2	SINA Corporation 2007 Share Incentive Plan

5.1	Opinion of Maples and Calder.

23.1	Consent of Maples and Calder. (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company.

24.1	Powers of Attorney (included in signature page of this registration statement).